EXHIBIT 10.2

                         GOLD HORSE INTERNATIONAL, INC.

                       NOMINATION AND GOVERNANCE COMMITTEE
                                     CHARTER

                                  July 14, 2010

PURPOSE

The Nomination and Governance Committee (the "Committee") of the Board of Directors ("Board") of Gold Horse International, Inc. (the "Company") shall:

     * assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;

     * oversee, review, and make periodic recommendations concerning the Company's corporate governance policies, and

     * serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of Board activities.

ORGANIZATION AND MEMBERSHIP

All members of the Committee must satisfy the independence standards established by the rules of the U. S. Securities and Exchange Commission ("SEC") and of the NASDAQ Capital Market, as applicable to the Company and as such requirements are interpreted by the Board in its business judgment. The Committee shall be comprised of not less than three directors. Each Committee member shall be subject to annual reconfirmation and may be removed by the Board at any time. Any such removal from the Committee shall not affect the member's role as a member of the Board. The Committee shall consider nominations for directors submitted by stockholders pursuant to the process established by the Committee.

AUTHORITY AND RESPONSIBILITIES

To assist in the conduct of its responsibilities, the Committee, to the extent it deems necessary or appropriate, may consult with management, may seek advice and assistance from Company employees or others, and may retain legal counsel, and search firms. The Committee has the sole authority to retain and terminate any search firm used to identify director candidates and has the sole authority to approve such firm's fees and other terms of retention. To the extent that the Company pays a fee to any such third party, the Committee shall disclose to the Board the function performed by such third party.

The Committee has not established specific criteria or minimum qualifications that must be met by committee-nominated or stockholder-nominated nominees for director. Regardless of the source of a given nominee's nomination, the Committee shall evaluate each nominee based upon his or her educational attainments, relevant experience and professional stature. The Nominating and Corporate Governance Committee primarily seeks nominations for director from institutional security holders, members of the investment banking community and current directors. The Committee shall include diversity among the factors to be considered when identifying and evaluating a nominee for director, but otherwise the Committee has no separate policy with regard to the consideration of diversity in identifying and evaluating nominees.

The Committee shall report to the Board, as appropriate. The Committee may delegate any of its responsibilities and duties to one or more members of the Committee, except to the extent such delegation would be inconsistent with the requirements of the listing rules of the NASDAQ Capital Market or the Securities Exchange Act of 1934.

The Committee shall:

     * Develop general criteria for the selection of and qualifications desirable in members of the Board.

     * Identify and review candidates for the Board and select or recommend to the full Board candidates for election to the Board at the annual meeting of stockholders, and from time to time review the process for identifying and evaluating candidates for election to the Board. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees and, to the extent that the Company pays a fee to any such third party, disclose to the Board the function performed by such third party.

     * Review the qualifications of prospective directors for consideration by the Board as management's nominees for directors.

     * Review from time to time the appropriate skills and characteristics required of Board members, including such factors as requirements of law, stock exchange listing standards, matters of character, judgment, business experience, areas of expertise, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board.

     * Review annually and oversee the selection, composition, qualifications, requirements, membership, structure and performance of committees of the Board, and make recommendations to the Board regarding committee memberships and chairmanship and other matters, as appropriate.

     * Review and assess the adequacy of the Company's corporate governance policies and recommend to the Board modifications to the policies as appropriate.

     * Evaluate from time to time the size and composition of the Board and its committees.

     *    Evaluate the function and performance of the Board and its directors.

     *    Oversee and approve management continuity planning processes.

     * Have full access to the Company's executives as necessary to carry out this responsibility. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

     * Review the Committee Charter from time to time for adequacy and recommend any changes to the Board.

     * Report to the Board on the major items covered at each Committee meeting.

     * Consider and review the qualifications of nominations for directors submitted by stockholders. Stockholder nominations for election to the board of directors must be made by written notification received by the Committee not later than sixty days prior to the next annual meeting of stockholders. Such notification shall contain, at a minimum, the following information:

          1. The name and residential address of the proposed nominee and of each notifying stockholder;

          2.   The principal occupation of the proposed nominee;

          3. A representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

          4.   The  total   number  of  our  shares   owned  by  the   notifying
               stockholder;

          5. A description of all arrangements or understandings between the notifying stockholder and the proposed nominee and any other person or persons pursuant to which the nomination is to be made by the notifying stockholder;

          6. Any other information regarding the nominee that would be required to be included in a proxy statement filed with the SEC; and

          7. The consent of the nominee to serve as a director of the Company, if elected.

The Committee will return, without consideration, any notice of proposed nomination which does not contain the foregoing information.